------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller                               Ronald                  A
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

220 Liberty Street
--------------------------------------------------------------------------------
                                    (Street)

Warsaw                                New York             14569
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________

2.   Issuer Name and Ticker or Trading Symbol
         Financial Institutions, Inc. - FISI
________________________________________________________________________________

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
________________________________________________________________________________
4.   Statement for Month/Day/Year
         2/18/2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

 Senior Vice President & Chief Financial Officer
________________________________________________________________________________

7.   Individual or Joint/Group Filing
     (check applicable line)

     |x|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- ing Reported   (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr 3       (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)   Code     V       Amount      (D)    Price     & 4)          (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Following direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     Reported  (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. Trans (s) (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      (Instr 4)  4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Options
(Right                                                                          Common
To Buy)      $22.51   02/18/03          A         2600        (1)      02/18/13 Stock      2600            2600      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Options vest at rate of 33 1/3% per year beginning on the first anniversary of grant date specified in Column 3.

  /s/ Ronald A. Miller                                        February 20, 2003
---------------------------------------------            -----------------------
 Ronald A Miller                                                 Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.